Exhibit (23)(a)
                                                                 ---------------

                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-104787 of WPS Resources Corporation on Form S-3 of our report dated January 29, 2003 (July 11, 2003 as to the reclassification of certain energy trading activities to a net basis of reporting as described in Notes 1 and 4) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of EITF Issue 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities") on the consolidated financial statements and the related financial statement schedules of WPS Resources Corporation as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, appearing in this Current Report on Form 8-K (dated August 1, 2003) of WPS Resources Corporation and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




DELOITTE & TOUCHE LLP


Milwaukee, Wisconsin
August 19, 2003